Ultra Petroleum Announces Double-Digit Growth in Production, Cash Flow, and Earnings

Tripling of Marcellus Production Volumes, Raising Marcellus Type Curve EUR’s, New Peak Production Record in Wyoming and New Ventures Announcement of Niobrara Acreage Position

HOUSTON, Aug. 10, 2011 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) delivered solid financial results and strong operating performance for the first six months and second quarter of 2011. Highlights for the second quarter include:

  Increased operating cash flow(1) 34 percent above the prior year period to $239.3 million for the quarter, or $1.55 per diluted share
  Earnings of $101.9 million in the second quarter, or $0.66 per diluted share - adjusted, an increase of 23 percent from the second quarter of 2010
  Second quarter volumes of 59.1 Bcfe, an increase of 13 percent quarter-over-quarter and 6 percent on a sequential quarter basis
  Marcellus net production increase of 321 percent over the second quarter of 2010
  Superior returns in second quarter (adjusted): 73 percent operating cash flow margin, 31 percent net income margin, 32 percent return on equity, and 14 percent return on capital

(Logo: http://photos.prnewswire.com/prnh/20020226/DATU029LOGO)

Second Quarter Results

Ultra Petroleum’s second quarter operating cash flow(1) increased by 34 percent over the same period a year ago to $239.3 million, or $1.55 per diluted share, in comparison to $178.2 million, or $1.16 per diluted share, due to higher price realizations and increased production volumes. Adjusted net income also rose substantially to $101.9 million, or $0.66 per diluted share, compared to $82.8 million, or $0.54 per diluted share for the prior year period, a 23 percent increase. Investors typically rely on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity derivative gains and losses.

Natural gas and crude oil production volumes increased 13 percent, year-over-year, to a quarterly record of 59.1 billion cubic feet equivalent (Bcfe), in comparison to 52.4 Bcfe during the second quarter 2010. Ultra Petroleum tripled its Pennsylvania net production volumes, averaging 106 million cubic feet equivalent (MMcfe) per day, compared to 33 MMcfe per day in the prior year period. On a sequential quarter basis, the company’s total second quarter production grew 6 percent from 55.8 Bcfe in the first quarter 2011. The company’s second quarter production was comprised of 57.1 billion cubic feet (Bcf) of natural gas and 332.8 thousand barrels (Mbls) of condensate.

During the second quarter, the company’s realized natural gas price averaged $5.17 per thousand cubic feet (Mcf), compared to $4.83 per Mcf in the second quarter of 2010. These prices include the effects of realized gains and losses on commodity derivatives. Excluding the impact of the company’s commodity derivatives, Ultra Petroleum’s second quarter average price for natural gas was $4.38 per Mcf. This compares to $4.09 per Mcf for the same period a year ago, a 7 percent increase. The realized condensate price in the second quarter 2011 increased 37 percent to $92.35 per barrel (Bbl), compared to year ago levels of $67.64 per Bbl in 2010.

“Our double digit growth in production, cash flow, and earnings in the second quarter combined with our strong first quarter results position us well to accomplish our goals for 2011. With two thirds of our Marcellus wells to come online in the second half of the year, we are looking forward to the successful execution of our plan we established at the beginning of this year,” said Michael D. Watford, Chairman, President and Chief Executive Officer.

Year-to-Date Results

Operating cash flow(1) for the first six months of 2011 increased 24 percent to $455.7 million, or $2.95 per diluted share, in comparison to $367.1 million, or $2.38 per diluted share for the same period a year ago. Adjusted net income for the first half of the year, equating to $189.5 million or $1.23 per diluted share, compares to $167.7 million, or $1.09 per diluted share for the first six months of 2010, an increase of 13 percent. The six month results include an unrealized, mark-to-market loss of $17.2 million, net of taxes, on the company’s commodity derivatives.

During the first six months of the year, natural gas and crude oil production volumes grew 14 percent to 114.9 Bcfe, compared to 100.9 Bcfe for the prior year period. Total production for the first half of 2011 was comprised of 111.1 Bcf of natural gas and 634.0 MBbls of condensate.

Including the effects of realized gains and losses on commodity derivatives, Ultra’s average natural gas price during the six months to date was $5.15 per Mcf, relatively consistent with prior year levels. Removing the effect of the company’s commodity derivatives, Ultra Petroleum’s realized price for natural gas averaged $4.34 per Mcf. This is a slight decrease in comparison to $4.71 per Mcf for the first six months of 2010. The company’s realized condensate price increased nearly 30 percent to $88.50 per Bbl, as compared to $68.57 per Bbl during the same six month period in 2010.

New Ventures

In a grassroots exploration effort to establish a third core area, Ultra Petroleum has assembled a substantial acreage position in a liquids prone development area. The company has amassed nearly 100,000 net acres targeting the Niobrara formation in the Denver-Julesburg (DJ) Basin in Colorado. Inherent reservoir characteristics indicate significant resource potential in Ultra’s leasehold area. The company plans to drill and complete several Niobrara exploration wells this winter to further evaluate the potential for oil production.

“Our New Ventures team has evaluated over 125 different projects this year with the goal of identifying opportunities complementary to our long-life, high-returning assets. We are encouraged by the potential this play holds to add a meaningful third leg to our business. We believe our low-cost entrance into the Niobrara will afford us the cost-structure, margins, and scale to be successful,” Watford stated. “Our primary objective is to continue to deliver outstanding returns to our shareholders. Our newest play in Colorado plus our legacy assets in the Pinedale and Marcellus provide us with a more balanced portfolio of projects to generate profitable growth for many years to come,” Watford said.

Wyoming - Operational Highlights

During the second quarter of 2011, Ultra Petroleum participated in drilling 70 gross (38 net) Wyoming Lance wells in comparison to 59 gross (30 net) wells in the second quarter 2010. There were 10 drilling rigs active on Ultra-interest lands during the second quarter of 2011.

Ultra and its partners brought on production 81 gross (43 net) wells during the second quarter, compared to 68 gross (37 net) wells during the prior year period. The average initial production rate for the Ultra-operated wells was 7.6 million cubic feet (MMcf) per day, while the average for all wells brought online was 7.2 MMcf per day. This compares to an average of 7.0 MMcf per day in the first quarter 2011 for all wells brought online. For the second quarter, net production averaged 543 MMcfe per day and the company achieved a new peak net production record of 570 MMcfe per day.

In the second quarter, the company averaged 12.1 days to drill an operated well, as measured by spud to total depth (TD). This is a 17 percent improvement in days to drill compared to the second quarter of 2010. In addition, the company reached TD in 15 days or less on 92 percent of all operated wells during the quarter. A new measure of performance, reaching spud to TD in 10 days or less was achieved on six operated wells. Total days per well, measured by rig-release to rig-release, decreased 14 percent to 15.0 days in the second quarter compared to 17.5 days during the prior-year period.

Improving Operational Efficiencies
	2007	2008	2009	2010	Q2 2010	Q2 2011
Spud to TD (days)	35	24	20	14	14.5	12.1
Rig release to rig release (days)	48	32	24	17	17.5	15.0
% wells drilled < 20 days	2%	27%	73%	95%	94%	100%
% wells drilled < 15 days	0%	1%	22%	76%	86%	92%
Well cost – pad ($MM)	$6.2	$5.5	$5.0	$4.7	$4.6	$4.8

Pennsylvania - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 50 gross (23 net) horizontal wells. This brings the total number of horizontal wells drilled in the first six months of the year to 81 gross (39 net) wells. Currently, there are 10 horizontal drilling rigs active on Ultra-interest lands. As of June 30, 2011, Ultra and its partners have drilled 235 gross (133 net) horizontal wells since the program’s inception in 2009.

Ultra and its partners brought online 20 gross (14 net) new horizontal Marcellus wells during the second quarter of 2011, which represents a 75 percent increase in net new well startups compared to the first quarter of this year. For the second quarter, the company’s net production averaged 106 MMcfe per day, a 16 percent increase over the first quarter of 2011 and over a 320 percent increase from the second quarter of 2010. In July, net production reached 131 MMcfe per day, surpassing the company's peak production record achieved during the second quarter of 118 MMcfe per day.

At the end of the quarter, there were 125 gross (80 net) horizontal Marcellus wells producing. As of the end of the second quarter, there was an inventory of 110 gross (53 net) wells either waiting on completion or awaiting pipeline connection. The company expects to initiate production from 138 gross (69 net) horizontal Marcellus wells during 2011. Of this amount, 105 gross (47 net) wells, or 68 percent, are expected to come online in the second half of 2011. For the year, Ultra anticipates its total Pennsylvania production will equal approximately 40 Bcf, an estimated 2.5 times the company’s 2010 Pennsylvania annual volumes.

While still evaluating and delineating its broad acreage position, Ultra continues to be encouraged by positive well results. In Lycoming County, the company brought online a four wells during the second quarter with each well averaging 7.5 MMcfe per day initial production rates. Adjacent to this activity area, the company participated in a 500 foot well spacing test in Clinton County. Each of the four wells from this pad was brought online during the second quarter and averaged 6.7 MMcfe per day initial production rates, under restricted flowback conditions. All of these wells are outperforming Ultra’s 5.0 Bcfe type curve by demonstrating flatter declines and higher production rates. Based on consistently strong results, Ultra is raising its type curve for this area to 6.3 Bcfe from 5.0 Bcfe, over a 25 percent increase.

In addition to the Pierson 810-3H test well originally reported in May, Ultra drilled two more extended lateral length wells on the same pad testing 750 foot well spacing in Tioga County. The three wells averaged 6,300 feet in lateral length and were completed with an average of 21 frac stages. Once they were turned to sales, the wells came online with initial per well rates averaging 8.3 MMcfe per day. An additional four wells in Tioga County each producing an average of 5.7 MMcfe per day were added to an existing pad. Ultra is also raising its type curve for this area to 4.25 Bcfe from 3.75 Bcfe.

Subsequent to quarter-end, Ultra brought online two additional 6-well pads in the Marcellus. Wells from the first pad were turned to sales and averaged 7.3 MMcfe per day initial production rates. Of significance, this pad was located in a previously untested portion of Lycoming County and exhibited strong results. The second 6-well pad, located in eastern Tioga County, came online with per well average initial production rates of 7.4 MMcfe per day. These wells continue to affirm the broad prospectivity of Ultra’s Marcellus resource in northern Pennsylvania.

Capital Investment Program

Ultra Petroleum invested approximately $717.2 million during the first half of 2011 towards its annual capital investment program, compared to $905.7 million during the first six months of 2010. The company’s board of directors has approved a $250.0 million increase to $1.35 billion from the original planned spending of $1.1 billion. The increase in planned investments is related to continued productivity gains increasing the number of wells drilled and completed in Wyoming, additional wells drilled and completed in Pennsylvania in response to positive results, and service cost inflation. Also, opportunistic land acquisitions the company identified as part of its new ventures strategy of expanding Ultra’s oil and gas asset portfolio contributed to the adjusted capital program.

The company plans to fund the additional investment through its bank facility with a weighted-average cost of debt of less than 2 percent.

“Our revised capital budget for 2011, while less than 2010, positions us to enjoy the continued efficiency gains in Pinedale, allows us to begin acceleration in Marcellus due to improving results, permits us to offset an average 11 percent service cost inflation, and initiates the funding of a grassroots low-cost oil asset to the company. A capital increase at this time funded with low-cost debt will provide us with the opportunity to revisit 2012 production guidance later this year,” stated Watford.

Captured Net Resources

In its two core assets, Ultra has an estimated 20.2 trillion cubic feet equivalent (Tcfe) of captured net risked resources. In Wyoming, 10.7 Tcfe is attributable to nearly 2,900 future net wells. The estimated future capital of $13.5 billion for Wyoming yields a development cost of $1.26 per Mcfe. In Pennsylvania, approximately 9.5 Tcfe of net risked resources is estimated from over 2,500 future net wells. This total only includes the Marcellus potential and assumes 78 percent of the acreage is developed on 80-acre spacing. With future capital currently estimated to be $15.4 billion, the Pennsylvania resources have an average future development cost of $1.62 per Mcfe. Combining the resources from these two areas, Ultra has in its inventory over 20 Tcfe of net resources, 5,400 future net locations to drill with an average development cost of $1.43 per Mcfe.

Below is a table representing the company’s net resources by area and associated development costs:

	Wyoming Lance	Pennsylvania Marcellus	Total
Reserves (Tcfe)	10.7	9.5	20.2
Net wells	2,900	2,500	5,400
Future capital ($MM)	$13,500	$15,400	$28,900
F&D cost ($/Mcfe)	$1.26	$1.62	$1.43

Natural Gas Marketing

Ultra Petroleum’s hedging strategy is designed to provide certainty to its cash flow to fund anticipated capital investment requirements. The total production hedged for the second half of 2011 is currently 95.5 Bcf at a weighted-average price of $5.21 per million British thermal units (MMbtu). During the second quarter, Ultra added 19.3 Bcf of summer (April – October) 2012 natural gas hedges at a weighted average price of $5.00 per MMbtu to underpin the strong economics of its investment portfolio. The company has a total of 129.1 Bcf hedged for 2012 at a weighted average price of $5.02 per MMbtu, representing over 40 percent of Ultra’s 2012 planned production.

As illustrated below, Rockies basis differentials have tightened and sustained high percentages of Henry Hub since the completion of the Rockies Express Pipeline in late 2009. Ultra anticipates these narrow discounts for Rockies prices to Henry Hub going forward. Excess takeaway capacity in the Rockies is expected to reach an estimated four Bcf per day by the end of this year with the completion of new pipeline projects and further decreases in Rockies natural gas production, which is down four percent year over year.

Basis Differential as a Percentage (%) of Henry Hub
	NW Rockies	Dominion South
Historical Average Basis Differential (2006 – 2009)	71	105
Historical Average Basis Differential (2010 – July 2011)	91	104
Current Average Basis Differential (Balance 2011)	94	102
Future Average Basis Differential (2012 – 2013)	93	101

For the first time in the company’s history, Ultra is afforded direct access to the northern California region by the recent completion of the new Ruby pipeline. Ultra has entered into agreements with a major California utility, also one of the largest anchor shippers on Ruby, to gain access to this new market outlet. This is an important step for the company to capture additional market share on the West Coast and further diversify Ultra’s access to natural gas markets.

“Ultra’s unprecedented optionality in the West, coupled with our diversified market access through multiple pipeline outlets in the East, affords us a higher level of flexibility to market our gas and expand our customer portfolio,” Watford commented.

Financial Strength

Over 90 percent of Ultra Petroleum’s outstanding debt at the end of the second quarter was composed of long-term, fixed rate financing with an average remaining term of approximately 8.1 years and a weighted-average coupon rate of 5.6 percent. The company had $346.0 million of availability under its $500.0 million bank facility and approximately $6.8 million of cash and cash equivalents on hand as of June 30, 2011.

Third Quarter and Full-Year 2011 Production Guidance

Natural gas and crude oil production for the third quarter is expected to range from 62 to 65 Bcfe, an increase of 12 – 17 percent over the third quarter of 2010. Ultra Petroleum is reaffirming its annual production guidance for 2011 of 245 to 255 Bcfe. The production guidance for the year is a 15 to 19 percent increase over 2010’s record annual production of 213.6 Bcfe.

2011 Estimated Total Production (Bcfe)
1st Quarter(A)	55.8
2nd Quarter(A)	59.1
3rd Quarter(E)	62 – 65
Full-Year 2011(E)	245 – 255

Third Quarter 2011 Price Realizations and Differentials Guidance

In the third quarter of 2011, the company’s realized natural gas price is expected to average 6 to 8 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Third Quarter 2011 Expense Guidance

The following table presents the company’s expected expenses per Mcfe in the third quarter of 2011 assuming a $4.31 per MMbtu Henry Hub natural gas price and a $96.60 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q3 2011
Lease operating expenses	$ 0.22 – 0.24
Production taxes	$ 0.41 – 0.43
Gathering fees	$ 0.23 – 0.25
Total lease operating costs	$ 0.86 – 0.92

Transportation charges	$ 0.27 – 0.29
Depletion and depreciation	$ 1.36 – 1.38
General and administrative – total	$ 0.11 – 0.13
Interest and debt expense	$ 0.26 – 0.28
Total operating costs per Mcfe	$ 2.86 – 3.00

2011 Annual Income Tax Guidance

For the year, Ultra projects a 35.9 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

Subsequent Events

Subsequent to quarter-end, Ultra Petroleum uploaded well completion information to the state-run website, Frac Focus, to promote greater disclosure of hydraulic fracturing fluids. This registry, launched by the Interstate Oil and Gas Compact Commission (IOGCC) and the Ground Water Protection Council (GWPC), is publicly available at www.FracFocus.org.

Conference Call Webcast Scheduled for August 10, 2011

Ultra Petroleum’s second quarter 2011 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 Central Daylight Time) Wednesday, August 10, 2011. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum’s website through November 4, 2011.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2011	2010	2011	2010
Volumes
Natural gas (Mcf)	111,118,184	97,016,440	57,089,140	50,447,951
Oil liquids (Bbls)	633,998	649,794	332,774	327,919
Mcfe - Total	114,922,172	100,915,204	59,085,784	52,415,465

Revenues
Natural gas sales	$481,751	$456,955	$249,835	$206,208
Oil sales	56,107	44,557	30,732	22,180
Total operating revenues	537,858	501,512	280,567	228,388

Expenses
Lease operating expenses	23,472	21,858	11,115	11,534
Production taxes	48,119	50,893	24,846	22,487
Gathering fees	26,917	24,453	13,910	12,498
Total lease operating costs	98,508	97,204	49,871	46,519

Transportation charges	32,431	32,427	16,273	16,522
Depletion and depreciation	152,978	108,120	79,219	56,853
General and administrative	6,667	6,370	2,678	2,749
Stock compensation	6,446	6,137	3,324	3,356
Total operating expenses	297,030	250,258	151,365	125,999

Other (expense) income, net	16	173	(4)	22
Litigation expense	-	(9,902)	-	(9,902)
Interest and debt expense, net	(30,180)	(23,156)	(15,590)	(11,437)
Realized gain on commodity derivatives	90,120	36,985	45,080	37,654
Unrealized gain (loss) on commodity derivatives	(26,879)	158,932	2,526	(23,088)
Income before income taxes	273,905	414,286	161,214	95,638

Income tax provision - current	4,551	2,501	1,911	696
Income tax provision - deferred	97,128	147,916	55,798	33,449

Net income (loss)	$172,226	$263,869	$103,505	$61,493

Litigation expense, net of tax	-	6,387	-	6,387
Unrealized (gain) loss on commodity derivatives, net of tax	17,229	(102,511)	(1,619)	14,892
Adjusted net income (2)	$189,455	$167,745	$101,886	$82,772

Operating cash flow (1)	$455,657	$367,110	$239,321	$178,239
(see non-GAAP reconciliation) (1)

Weighted average shares (000's)
Basic	152,749	152,187	152,899	152,300
Fully diluted	154,498	154,268	154,377	154,310

Earnings per share
Net income - basic	$1.13	$1.73	$0.68	$0.40
Net income - fully diluted	$1.11	$1.71	$0.67	$0.40

Adjusted earnings per share (2)
Adjusted net income - basic	$1.24	$1.10	$0.67	$0.54
Adjusted net income - fully diluted	$1.23	$1.09	$0.66	$0.54

Realized Prices
Natural gas (Mcf), including realized gain (loss) on
commodity derivatives	$5.15	$5.09	$5.17	$4.83
Natural gas (Mcf), excluding realized gain (loss) on
commodity derivatives	$4.34	$4.71	$4.38	$4.09
Oil liquids (Bbls)	$88.50	$68.57	$92.35	$67.64

Costs Per Mcfe
Lease operating expenses	$0.20	$0.22	$0.19	$0.22
Production taxes	$0.42	$0.50	$0.42	$0.43
Gathering fees	$0.23	$0.24	$0.24	$0.24
Transportation charges	$0.28	$0.32	$0.28	$0.32
Depletion and depreciation	$1.33	$1.07	$1.34	$1.08
General and administrative - total	$0.11	$0.12	$0.10	$0.12
Interest and debt expense	$0.26	$0.23	$0.26	$0.22
	$2.85	$2.71	$2.83	$2.62

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	30%	31%	31%	31%
Adjusted Operating Cash Flow Margin (4)	73%	68%	73%	67%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$6,698	$70,834
Outstanding debt
Bank indebtedness	154,000	-
Senior notes	1,560,000	1,560,000
	$1,714,000	$1,560,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$477,380	$372,182	$292,758	$203,504
Net changes in operating assets and liabilities and other non-cash items*	(21,723)	(5,072)	(53,437)	(25,265)
Net cash provided by operating activities before changes in operating assets and liabilities	$455,657	$367,110	$239,321	$178,239

Ultra Petroleum Corp.
Hedging Summary
August 10, 2011
The company has the following hedge positions in place to mitigate its commodity price exposure. The average price is at the specific reference point. Volumes are expressed in Bcf.

		NW Rockies	North East	NYMEX	Total
Q3 2011	Volume	15.6	17.9	21.2	54.7
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.13
Q4 2011	Volume	15.6	17.9	7.1	40.7
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.31
Balance 2011	Volume	31.3	35.9	28.3	95.5
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.21
Q1 2012	Volume	-	-	27.3	27.3
	$/MMbtu	$ -	$ -	$ 5.03	$ 5.03
Q2 2012	Volume	-	-	35.5	35.5
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Q3 2012	Volume	-	-	35.9	35.9
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Q4 2012	Volume	-	-	30.4	30.4
	$/MMbtu	$ -	$ -	$ 5.03	$ 5.03
Total 2012	Volume	-	-	129.1	129.1
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Note: Amounts on a Bcf basis may not total due to rounding.

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income is defined as net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,923,374 shares outstanding on July 31, 2011.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended June 30, 2011.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-876-0120, Ext. 302, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-876-0120, Ext. 304, jdanvers@ultrapetroleum.com, both of Ultra Petroleum Corp.